Exhibit 99

February 22, 2016

Dear Fellow Shareholders,

We thought 2015 would be a pretty good year for Leucadia, but beginning in August, a tsunami of market volatility struck land and damaged the results of Jefferies’ Fixed Income businesses and, more recently, Jefferies’ Equities and Investment Banking efforts, as well as our Leucadia Asset Management platform. We were not unprepared, having decided last year to exit the Bache futures and commodities business, and later in 2015, determined to reduce the size of Jefferies’ balance sheet, debt and risk appetite, as well as make some other targeted changes in its business model. Notwithstanding these actions, we did not escape unscathed and the year ended in disappointment, with Leucadia earning $369.2 million, which excludes the operating results of Jefferies’ Bache business.

There are bright spots. Our investment in FXCM has proven to be an exceptional opportunity and investment. At National Beef, Mother Nature is doing her work, cows are having calves and ranchers are retaining the females to produce more cattle. This is good news for National Beef and consumers, with more steaks and hamburgers, and more profitable operations. We are just beginning to see the fruits of the virtuous part of the beef cycle.

There remains significant long-term upside in the value of Leucadia, which exists in the intrinsic value of our businesses and is not fully reflected in our current dismal stock price. We will discuss all of our businesses later in this letter.

As we write, there is continuing volatility in the fixed income and equity trading markets, as well as in energy prices. Scratches and dents seem inevitable and we won’t dare make predictions for the rest of the year, but based on the actions we have taken to date, our businesses are prepared to weather the storm, and several are doing quite well. We are both aligned long-term investors in Leucadia stock and will continue to work our hardest to deliver good results in the coming years.

In the current first quarter, the share prices of our three investments that get marked to fair value, KCG (held at Jefferies), FXCM and HRG, are all taking their lumps, as is the market, but our investment thesis for each is intact and the outlook is positive. Berkadia, Garcadia, Conwed and Idaho Timber continue to generate solid results and return on equity, and we expect that Jefferies, National Beef and Leucadia Asset Management will get there too. Our oil and gas investments are faring reasonably, even in this low energy price environment. Later in this letter, we write a bit about these companies and several other of our businesses that are not yet generating profits, but that we like very much and have very attractive long-term value creation prospects, including HomeFed, Linkem, Golden Queen and our vehicle finance businesses. Historically, Leucadia has had lumpy results (we have the lumps to show for it), and our transition from the past to the future has had more headwinds than we would like, but rest assured our focus is on enhancing the value of all of our shares.

Leucadia National Corporation    Annual Report 2015        1

We classify our businesses into two groups, the first with current earning power and the second with potential for the future. For reference, we include below updated versions of two slides from our October Investor Day, which provide a detailed overview of our businesses.

Leucadia National Corporation
Parent Capital – $11.5 Billion
Common Equity – $10.4 Billion (1)
Preferred Equity – $0.125 Billion
Parent Debt – $1.0 Billion
Financial Services
$7.2 Billion
Merchant Banking
$2.4 Billion
Corporate / Liquidity
$1.9 Billion
Jefferies (100%)
$5.5 Billion (2)
Jefferies Finance (50%)
$529 Million
Jefferies LoanCore (49%)
$289 Million
KCG Holdings (18%)
$206 Million
($0 Million at Cost)
Leucadia Asset Management (100%)
$563 Million (3)
Folger Hill
Topwater Capital
54 Madison
Strategic Investments
Global Equity Events
CoreCommodity
FXCM
$626 Million
($134 Million Invested, Net of Receipts) (4)
HomeFed (65%)
$241 Million (5)
($340 Million at MV) (6)
Berkadia (50%)
$191 Million
Foursight (100%) and Chrome (83%)
$81 Million
National Beef (79%)
$691 Million
HRG Group (23%)
$632 Million
($476 Million at Cost)
Vitesse Energy (96%)
$279 Million
Juneau Energy (98%)
$180 Million
Garcadia (~75%)
$189 Million
Linkem (56%)
$150 Million
Conwed (100%)
$105 Million
Golden Queen (35%)
$81 Million
Idaho Timber (100%)
$73 Million
Parent Company Cash & Investments
$0.6 Billion (3)
Deferred Tax Asset
$1.3 Billion (7)
Corporate Other, Net
$11 Million

Note: Dollar amounts are Leucadia's net carrying amount as of 12/31/15 for each investment; for consolidated subsidiaries equal to their assets less liabilities.
(1) Includes $2.6 billion of goodwill and intangibles.
(2) Includes $1.9 billion of goodwill and intangibles.
(3) Leucadia Asset Management excludes $366 million of highly liquid marketable securities, available for sale immediately (included in Parent Company Cash & Investments).
(4) Represents the initial cash outlay of $279 million reduced by cash receipts of $145 million as of 12/31/15.
(5) Carrying amount is net of deferred gain on real estate sale.
(6) Market value as of 12/31/15.
(7) Represents the Leucadia net deferred tax asset; the Jefferies net deferred tax asset is reflected within the Jefferies book value presented.

	Opportunity	Leucadia Tangible Capital ($ Millions)	%
Jefferies	Grow Investment Banking and Equities; Refocus Fixed Income	$3,593	40.5%
Berkadia	Leveraging Our Momentum and the Growing Market Opportunity	$191	2.2%
National Beef	Cyclical Return to Potential	$46	0.5%
Garcadia	Continued Operating Improvement	$189	2.1%
Conwed	Grow Recent Acquisitions; Drive Organic Growth with New Applications and Market Expansion	$43	0.5%
Idaho Timber	Continue Strong Management Across Cycle; Drive Volume and Production Efficiency	$73	0.8%
	Sub-total	**$4,135**	**46.6%**
Leucadia Asset Management	Performance Drives Growth in AUM and Value Creation	$560	6.3%
FXCM	Repayment and Recapitalization; Growth Opportunity	$626	7.1%
HomeFed	Inventory Sales to Lead Monetization	$241	2.7%
Foursight & Chrome	Growth to Scale and Operating Leverage	$81	0.9%
HRG	Drive Value Through Simplification	$632	7.1%
Vitesse & Juneau	Upside in Operations and Commodity Price	$459	5.2%
Linkem	Execute to Deliver on Open-Ended Opportunity	$150	1.7%
Golden Queen	Ramp-up Mine Production	$81	0.9%
	Sub-total	**$2,830**	**31.9%**
Deferred Tax Asset	Monetize DTA	$1,255	14.2%
Cash & Investments	Buffer	$614	6.9%
	Plus: Corporate Other Assets, Net	$11	0.1%
	Plus: Other	$22	0.2%
	Gross Tangible Capital	**$8,867**	**100%**
	Less: Debt and Preferred Equity	($1,114)	
	Tangible Common Equity	**$7,753**

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OUR BUSINESSES

Jefferies

Jefferies’ full year results did not meet expectations. We have made significant changes and are committed to improving performance in 2016. On the positive side, diversification and expertise came through in the form of solid full year results for Investment Banking and Equities. We reported strong Investment Banking Net Revenues for the year of $1.4 billion, partially overcoming a market-driven slowdown in our Leveraged Finance and Energy investment banking businesses in which we have leading market positions. We continued to gain profitable market share in our Equities Sales and Trading business. Despite the challenges experienced by most of our Fixed Income credit businesses and, in contrast, we saw solid Net Revenues recorded by our U.S. and International Rates, and U.S. Investment Grade corporate credit businesses.

Fixed Income, which has been a solid to excellent business for Jefferies for many years, did not perform well in 2015. Almost all of our Fixed Income credit businesses were negatively impacted by the long anticipated lift-off in Federal Reserve rate-setting, a collapse in the global energy market (where we have long been an active adviser, capital raiser and trader), reduced originations in Leveraged Finance and anemic liquidity — all of which impacted performance in the fourth quarter.

As promised during our Investor Day, we have reduced Jefferies’ balance sheet and capital, consistent with the market environment. At the same time, we recruited new leadership in certain areas of our Fixed Income and Equities businesses to strengthen both our client offering and our results, and continue to selectively add accomplished senior professionals to our Investment Banking effort.

Jefferies’ assets at the end of fiscal 2015 were $38.6 billion, down $4.2 billion from three months prior and $6.0 billion from the end of fiscal 2014. Jefferies’ leverage (as a percent of tangible net worth) was at its lowest level in seven years. In addition to the absolute reduction in our balance sheet, our long securities inventory was $16.6 billion at fiscal year-end, down $2.3 billion from three months prior, and down $2.1 billion from the prior fiscal year-end. These reductions were substantially effected during the fourth quarter and impacted Jefferies’ 2015 results, but leave Jefferies in a better position to succeed in 2016 and beyond. At the same time, the assets associated with the Prime Securities business, comprised primarily of securities held on behalf of clients, increased to $3.9 billion from $3.3 billion at the end of the prior quarter and $3.2 billion at the end of 2014. Separately, Jefferies Finance, Jefferies’ 50%-owned corporate lending joint venture with MassMutual, completed the syndication of a number of its committed financings through year-end 2015, with outstanding commitments being about 29% lower than the average of commitments outstanding at quarter-ends over the last two years and 33% lower when compared to the end of 2014.

Jefferies’ unsecured long-term debt has been reduced by $700 million to $5.6 billion at year-end from $6.3 billion one year ago, and the $350 million March 2016 debt maturity will be repaid from cash on hand. Jefferies’ Level 3 assets remain at about 3% of inventory, and the liquidity buffer at $5 billion after the repayment of a $500 million debt maturity during the fourth quarter. Jefferies’ net distressed trading energy exposure was $39 million at year-end. Average VaR for the fourth quarter of $10 million was lower by 40% compared to $14 million for the third quarter.

The significant changes to Jefferies’ Fixed Income business followed our decision to exit the Bache futures and commodities business, which removes a significant drag on Jefferies’ profitability. With respect to Bache, in 2015, we incurred pre-tax losses of $135 million, including wind down costs of $90 million.

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As we write this letter, Jefferies is continuing to face a turbulent market environment, with extreme volatility and lower prices in almost every asset class. Jefferies’ balance sheet, capital allocations and risk levels remain consistent with the actions we took toward the end of last year, and Jefferies’ fixed income business, while far from robust, is thus far performing better. New issue capital markets are barely open and Investment Banking deal flow is sparse, as many transactions are being delayed due to market conditions. Similar to most market participants, we are experiencing some meaningful markdowns in equity positions held in inventory. Despite these short-term challenges, we believe Jefferies is poised for much better results when market conditions eventually stabilize.

Our management team has navigated challenging periods at Jefferies before as 1990, 1994, 1998, 2001-02, 2008-09, 2011 and now 2015, each delivered a unique dislocation. Each of these periods was also followed by unique growth opportunities and an improved competitive position. In 2016, Jefferies will continue to focus on our clients, be relentless in finding areas where we can continue to improve our operating results, hire new quality partners, prudently manage our risk, and never stop appreciating our employee-partners whose hard work and dedication are the backbone and most important assets of the firm. We thank Pete Forlenza (Equities), Fred Orlan (Fixed Income), Ben Lorello (Investment Banking), Peg Broadbent (CFO) and Mike Sharp (General Counsel of Leucadia and Jefferies) for their indefatigable leadership efforts at Jefferies.

FXCM

Last year’s shareholder letter described the sudden and remarkable events that led to our January 2015 investment in FXCM. This year, we can report that our investment in FXCM is looking solid. Through the end of 2015, our $300 million senior secured term-loan has generated $166 million of principal, interest and fees to Leucadia and $193 million remains outstanding under the credit agreement. Drew Niv and the FXCM management team have done an excellent job stabilizing and even strengthening the business, all while selling off non-core assets in order to pay off our loan. FXCM has come a long way from the extraordinary event that led to our involvement, and it is well on its way to regain and hopefully exceed its historic position in the global foreign exchange market.

Our investment in FXCM is held at fair value and is marked-to-market each quarter. This has created significant short-term variability in Leucadia’s (and FXCM’s) earnings. We determine fair value with the assistance of a nationally recognized third-party valuation firm, and it is based on valuation models that are impacted by various inputs and assumptions, including, most significantly, FXCM’s publicly traded stock price and its volatility. We have had discussions with FXCM about restructuring our profit interest in a manner that is consistent with a sustainable long-term and value-enhancing strategy for both companies.

Leucadia Asset Management

Our goal at Leucadia Asset Management is to leverage the opportunity flow of Jefferies to build a diversified alternative asset management platform by seeding and developing focused funds managed by distinct management teams. Success will mean growing third party AUM to deliver long-term stable cash flows to Leucadia, along with a reasonable return on our own invested capital, expecting to recycle this capital into new efforts over time.

2015 was a busy year for Leucadia Asset Management. In March, with our partner Sol Kumin, we successfully launched Folger Hill Asset Management with $1.1 billion in assets under management. Later in the year, we partnered with Henry Silverman to create 54 Madison, a vehicle to invest in hotel and leisure real estate opportunities now with $500 million in assets under management. Our Strategic Investment Division (part of Jefferies Investment Advisors) led by Vlad Portnoy is preparing for the launch

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of a new fund off the success of its Structured Alpha program. Topwater, our first-loss manager led by Brian Borgia and Travis Taylor, further proved the strength of its model by producing 7% returns with no down months in what was a particularly volatile year. We believe Topwater will see significant AUM growth in 2016 based on the attention these results are generating from investors. We also began incubating several other strategies, including systematic macro and options trading platforms.

Berkadia

Berkadia delivered on our high expectations in 2015. Fueled by increasing near-term maturities (which are driving the refinancing wave), overall low borrowing rates and several operational changes, Berkadia, our 50/50 joint venture with Berkshire Hathaway, experienced its best year ever for originations and investment sales volume in 2015. The continued integration of the mortgage banking and investment sales teams that we described last year led to strong results for both groups.

During 2015, Berkadia originated $22.0 billion in new financings for its clients, up more than 72% over 2014. This volume included one of the largest Freddie Mac portfolios ever originated, a $5.1 billion pool of loans for Lone Star’s acquisition of Home Properties, making this the fourth consecutive year Berkadia completed a transaction above $1 billion. With Berkadia’s average loan size of $17 million, this deal highlights the firm’s ability to provide solutions to multi-family housing owners of all shapes and sizes. Berkadia also experienced strong growth in investment sales, growing from $4.1 billion in 2014 to $5.9 billion in 2015. The firm’s momentum is also highlighted by the share of deals where we acted as both the sales advisor and debt originator (21%), and our hiring of 51 new high caliber mortgage bankers and investment sales advisors. All of these factors combined to enable Berkadia to generate $164 million of pre-tax income and $158 million of cash earnings. We expect our strong momentum to continue into 2016 and would like to thank Justin Wheeler and the rest of the Berkadia team for their continued efforts to grow by providing better products and services to our customers.

HomeFed

The majority of HomeFed’s assets are now either operating real estate or entitled land available for sale, and our priority is to convert this land to cash in a smart and orderly process. In July, HomeFed completed the acquisition of about 1,600 acres of land in the Otay Ranch area of San Diego County for a cash purchase price of $150 million. The acquired land is contiguous to land already owned by HomeFed. We now have about 4,450 acres of Otay Ranch land entitled for 9,350 multi-family residential units, 3,700 single family residential units and 1.85 million square feet of commercial space. Land development in Otay’s first village commenced in February 2016. HomeFed’s other assets, in California, Florida, Maine, New York, South Carolina and Virginia, are either currently generating cash or well-positioned to take advantage of strong expected demand for housing. We appreciate Paul Borden and the entire HomeFed team’s intense efforts across the portfolio.

National Beef

The rebuilding of the domestic cattle herd continued to create a difficult environment for U.S. beef processors in 2015. Lower supply of cattle available for slaughter led to underutilization of industry-wide capacity and relatively high costs for cattle throughout much of the year. On the demand side, the price of beef was somewhat capped by increased imports and the relative cost of less expensive alternatives in chicken and pork, while exports were challenged by the strengthened dollar. Extreme volatility in the price of cattle during the last four months of the year only further strained the operating environment for most processors. National Beef suffered through all this, reporting negative EBITDA for the first time since Leucadia acquired this business in December 2011. However, we believe the company is poised to benefit as the industry rebounds in the coming years on the back of an increase in the number of fed cattle available for slaughter. This is an industry where patience is rewarded and our management team led by Tim Klein has positioned National Beef to make the most of the cyclical turn when it arrives.

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HRG Group

We continue to own 23% (46.6 million shares) of HRG Group acquired between September 2013 and November 2014 at an average cost of $10.21 per share versus a $13.56 per share stock price at year-end 2015. Our incredible Chairman, Joe Steinberg, serves as Chairman of HRG and is on the Boards of its major business units. The vast majority of HRG Group’s value is accounted for by its ownership in Spectrum Brands (58%) and Fidelity & Guaranty Life (81%). Spectrum, a diversified global branded consumer products company, had its sixth consecutive year of record financial performance growing adjusted free cash flow from $359 million in 2014 to $454 million in 2015. With the May 21, 2015 acquisition of Armored AutoGroup, which includes brands Armor All and STP, Spectrum is now a player in the global auto care market and expects to grow free cash flow to $505 million in 2016. On November 8, 2015, Fidelity agreed to be acquired by Anbang Insurance Group for $1.57 billion, or $26.80 per share, a 29% premium over Fidelity’s unaffected stock price. The sale is expected to be completed in the second quarter, with a substantial portion of HRG’s proceeds from the sale expected to be used to pay down debt at HRG. We believe that this sale of Fidelity, combined with the additional sale of other assets, may help to close the ongoing gap between HRG’s share price and the sum of the value of its various parts.

Garcadia

Thanks in part to record auto sales in the U.S., Garcadia, our auto dealership joint venture with the Ken Garff Group of Salt Lake City, had an exceptional year in 2015. Auto sales in the U.S. grew 5.8% in 2015 to 17.39 million units, just eclipsing the previous sales record from 2000 of 17.35 million units. In this strong market, Garcadia was able to gain more than its fair share and grew same store new unit sales by 14.5%. Thanks to this growth in sales and our enhanced focus on the service business, Leucadia’s share of distributions from Garcadia grew to $51.5 million in 2015. To maintain this strong performance in a rapidly changing market, we will continue to focus in 2016 on trying to simplify and accelerate the car buying experience at our dealerships. Our goal is to get the average transaction time below one hour. Although we looked at numerous acquisition opportunities during the year, we remained true to our promise to be cautious at this point in the cycle and only completed one tuck-in deal - Long Beach Honda. We remain thankful for our long term partnership with John Garff, Brett Hopkins and the rest of the Garcadia team.

Vehicle Finance - Foursight Capital and Chrome Capital

Our consumer auto and motorcycle finance businesses continued to experience significant growth in 2015. Foursight, our near-prime auto finance company, grew originations from $142 million in 2014 to $215 million in 2015. This growth was driven by geographic expansion, not a change in underwriting - our weighted average FICO remained stable. Foursight’s loan portfolio, including our two securitizations, is performing as expected in terms of delinquencies and losses. We plan to continue to invest in growth in 2016, with the addition of more marketing representatives both to cover our current markets better and to expand into new markets as well. Our medium-term goal at Foursight is to grow annual originations to $500 million (supported by an estimated $90 million in capital), with a pre-tax return on equity of about 20% per annum. Chrome also experienced strong growth in 2015, growing originations from $20.5 million in 2014 to $41.8 million. Although doubling volume in 2015 was a step in the right direction, we still need to achieve significant growth in 2016 for Chrome to be a meaningful contributor to this platform.

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Linkem

At Linkem, our 56% owned Italian fixed wireless broadband service provider, 2015 was mainly focused on expanding its geographic footprint and migrating its network to LTE. Over 360 greenfield LTE base stations were added and LTE was overlaid on over 590 existing base stations. By year-end, Linkem’s 1,424 base stations covered approximately 48% of the Italian population and 67% of its towers are LTE-enabled. Linkem increased its subscriber base approximately 30% to more than 310,000 subscribers and was EBITDA positive throughout the year. In the city of Bari, one of Linkem’s early deployments, Linkem has reached a 6% household penetration rate. 2016 will be another busy year for Davide Rota and the Linkem team, with plans to increase the pace of its footprint expansion, including deployments in Rome and several major northern Italian cities.

Energy - Vitesse Energy and Juneau Energy

With hindsight, we recognize that, although we picked good management partners, we missed the better moment to begin building Vitesse and Juneau by being some months early and ahead of the collapse in global energy prices. We are pleased with our management teams, and the fact that neither company is heavily leveraged and thus have solid staying power. In the short-term, we will reduce overhead costs by combining certain functions between the two companies. We believe we will be rewarded over time with both of these investments.

Vitesse Energy is a non-operated owner of oil and gas assets located within the core of the Bakken Field in North Dakota. Led by Bob Gerrity and a strong and experienced oil and gas team, Vitesse owns 21,000 net acres and associated oil and gas production from over 1,100 gross wells, primarily located in Williams, McKenzie and Mountrail counties. Production has grown by 50% over the last year to nearly 3,000 net barrels of oil equivalent per day at year-end 2015. Despite the deep decline in oil prices over the past year, Vitesse’s oil and gas properties retain value above their cost. Vitesse focuses on acquiring core acreage with significant development opportunities that are leveraged to lower drilling and completion costs and increasing reserve recoveries per well from improvements in fracking and completion technologies. During 2015, Bakken operators reported drilling and completion costs decreased by 30-40%, reserves for new wells completed have risen by 30% and the number of wells that can be drilled in most Bakken 1,280 acre drilling spacing units is increasing without a drop in reserves per well drilled (i.e., more reserves per acre can be recovered). Assuming current industry well spacing projections, Vitesse has an inventory of over 200 net undeveloped wells to be completed which represents capital expenditures that Vitesse can make solely at its election of over $1 billion with virtually all capex funded by free cash flow from operations over time. Nearly 90% of Vitesse’s asset base will be developed in the future at what we expect will be improving economics. Turning to the near-term, Vitesse increased its hedges in place for the balance of 2016 and all of 2017 for two-thirds of its currently flowing oil production at a hedged price in excess of $50/bbl. We believe the risk of continuing falling oil is highest in 2016-17 and therefore exchanged prior hedges for 2018-20 for the above market hedges in 2016 and 2017.

Juneau Energy’s assets continue to retain value and return potential despite the very low oil price environment, and management led by Brad Juneau and Jeff Edgar are committed to maximizing long-term value. Juneau’s primary asset is over 22,000 net acres in the East Eagle Ford field in Brazos, Burleson and Grimes Counties, Texas. Most of the acreage is located in the core of the trend where Apache Corporation, a leading public oil and gas independent operator, drilled over a dozen wells in the last half of 2015 close to Juneau’s acreage. Initial production rates of Apache’s wells are strong and at the same time well costs have fallen over 30%. During December 2015, Juneau drilled and successfully completed two initial horizontal wells. The wells began initial production in late January and Juneau will monitor the performance of the wells over the coming months. While very early, the current production levels and well pressures point to reserves of the two wells being modestly below our initial reserve estimates.

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Unfortunately, there are very few current domestic U.S. drilling opportunities that produce compelling returns until oil prices return to the $45-55/bbl range. Juneau will use the data from our first two wells to improve the quality of our acreage position, extend leases where appropriate and continue to analyze the best future drilling locations in preparation for a one rig development program upon oil prices rebalancing.

In Juneau’s Houston County project area, Juneau will soon receive new 3D seismic results on the Company’s 20,000 net acre position. Based on this new information, the Company will evaluate further development of this asset. In Juneau’s Mississippi Lime JV project in Alfalfa County, Oklahoma, we have drilled six successful horizontal wells and reserves appear to be about 25% above our original expectations and are producing good returns.

Conwed

Conwed, which manufactures extruded and oriented plastic netting, posted a 4% increase in revenues and an 8% increase in pre-tax profits in 2015, driven by organic growth in Conwed’s legacy business, the full year impact of its 2014 Filtrexx and Weaver acquisitions, and a drop in the price of resin, Conwed’s primary raw material. Although Filtrexx has experienced headwinds due to the decline in oil and gas drilling in the Marcellus Shale (Filtrexx’s largest customer segment), it has made progress developing new markets for its compost filter sock products. 2015 marked Conwed’s 30th year under Leucadia’s ownership and we are grateful for Chris Hatzenbuhler’s steady hand in making Conwed such a reliable contributor.

Idaho Timber

Coming off a strong 2014, Idaho Timber maintained its momentum despite weak prices for many lumber products. EBITDA was $20 million, as volume increased 15% in the face of a two percentage point decrease in margin due to oversupply in certain global timber markets. Ted Ellis and his team are experts at mining the opportunities in the fluctuating timber market and the company is well positioned to continue to generate positive results.

Golden Queen

Golden Queen’s Soledad Mountain gold and silver project completed construction on budget. Mining activities commenced on time and, despite minor delays getting its power connected and with commissioning, the first gold pour is expected in March. Our team, led by Bob Walish, grew from a handful in January to over 90 at the end of December and did a terrific job delivering a working mine. In 2016, the team will be focused on ramping up production while keeping tight controls on its costs and continuing to develop ancillary activities, such as selling aggregates, which could extend the mine life. Although gold prices ended 2015 near their six-year lows, Golden Queen’s projected construction costs should ensure comfortable operating margins.

*    *    *

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As we have said before, we intend to continue to follow Leucadia’s historic practice of letting our actions and results be our primary voice, but remind you that the two of us look forward to answering your questions at our upcoming Annual Meeting on May 26, 2016, and we also will hold our Annual Leucadia Investor Day on October 5, 2016, at which time you will have the opportunity to hear directly from the senior leaders of the major Leucadia businesses, including Jefferies.

We thank all of you — our clients and customers, our employees, our shareholders, our bondholders and all others associated with Leucadia, Jefferies and all our businesses — for your continued support.

Sincerely,

Richard B. Handler	Brian P. Friedman
Chief Executive Officer	President

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